AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE

THIS AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE (this "Agreement") is made as of September 30, 2006, by and between SAN JOSE LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), and AIMCO EQUITY SERVICES, INC., a Virginia corporation with the right to assign its title and interest to San Jose Preservation, L.P., a Texas limited partnership ("Buyer").

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Sale and Purchase dated as of November 28, 2005 (the "Original Agreement") concerning the Property (as hereinafter defined); and

WHEREAS, Seller and Purchaser desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, for and in consideration of the covenants and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to all of the terms and conditions of this Agreement, all of Seller's right, title and interest in and to the 220 unit residential apartment project commonly known as "San Jose Apartments", located in the City of San Antonio, Bexar County, Texas, consisting of the following:

(a)

Real Property. That certain tract of land more fully described on Exhibit A attached to this Agreement and incorporated herein by this reference, together with all improvements now or hereafter located thereon and all appurtenances thereto (including, without limitation, all easements, rights-of-way, water rights, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants), together with all right, title and interest of Seller in and to any land lying in the bed of any street, opened or proposed, abutting such tract of land, and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of any street (collectively, the "Real Property"); and

(b)

Personal Property. All fixtures, furniture, equipment, elevators, and other personal property owned by Seller and attached or appurtenant to, or located in or on, or used in connection with the Real Property, together with all intangible personal property used in the ownership, operation or maintenance of the Real Property, with the exception, however, of any replacement reserves, escrow accounts, residual receipts accounts, cash or other funds (whether in petty cash or house "banks" or on deposit or in transit for deposit), utility or similar deposits, receivables, refunds, rebates or other claims, or any interest thereon, for the period or events occurring through the Closing Date, and insurance and other prepaid items (collectively, the "Personal Property" and, together with the Real Property, the "Property").

2. Purchase Price. The purchase price (the "Purchase Price") for the Property, subject to adjustments as provided in this Agreement, shall be Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00), and shall be paid as follows:

(a)

One Hundred and No/100 Dollars ($100.00) (the "Initial Deposit") is being paid upon execution of this Agreement by check drawn to the order of Seller. Seller acknowledges receipt of Buyer's check for the Initial Deposit.

(b)

Provided that this Agreement has not been terminated, Nine Thousand Nine Hundred and No/100 Dollars ($9,900.00) (the "Second Deposit"; the Initial Deposit and the Second Deposit herein collectively called the "Deposit") shall be paid not later than five (5) days after the end of Inspection Period (as hereinafter defined) by check drawn to the order of Seller or by wire transfer of immediately available funds to an account specified by Seller. The Deposit shall be non-refundable except as set forth in this Agreement.

(c)

The balance of the Purchase Price shall be paid at "Closing" (as defined in Section 4(a)) by any of the following methods, at Buyer's election: in cash or by certified, cashier's or treasurer's check, or by wire transfer of immediately available funds.

3.

Defaults.

(a)

Upon Default.

(i)

If Buyer, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing, or otherwise defaults under or breaches this Agreement, Seller shall have the right to retain the Deposit as liquidated damages and not as a penalty. The right of Seller to be paid the Deposit shall be Seller's exclusive and sole remedy, and Seller waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy for Buyer's breach of this Agreement permitted by law or in equity against Buyer or any of Buyer's "Affiliates". For purposes of this Agreement, "Affiliates" shall mean any of a party's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents. BUYER ACKNOWLEDGES THAT SELLER'S DAMAGES UPON BUYER'S DEFAULT SHALL BE DIFFICULT TO CALCULATE AND THE DEPOSIT CONSTITUTES REASONABLE LIQUIDATED DAMAGES AND NOT A PENALTY.

(ii)

If Seller, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing or otherwise defaults under or breaches this Agreement, Buyer shall have the right either (A) to be paid the Deposit, or (B) to specific performance and injunctive relief; Buyer waives any right to any and all other remedies for Seller's breach of this Agreement permitted by law or in equity against Seller or any of Seller's Affiliates, including any right to damages.

(b)

Upon Closing. If Closing is completed hereunder, Seller shall retain the Deposit and the same shall be credited against the balance of the Purchase Price due at Closing.

4.

Closing.

(a)

Place of Closing. The closing and settlement of the transaction contemplated by this Agreement ("Closing") shall take place by escrow closing with the Title Company (as defined in Section 5(a)) wherein neither Buyer nor Seller need be physically present.

(b)

Closing Date. Closing shall occur on December 30, 2006, or on such earlier date as Buyer shall designate by at least ten (10) days' prior written notice to Seller (the "Closing Date").

5.

Condition of Title.

(a)

Title to Real Property. Title to the Real Property and Seller's interest therein shall be good and marketable, and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for the "Permitted Encumbrances" (as hereinafter defined), and shall be insurable as such and as provided in this Agreement at ordinary rates by Stewart Title Guaranty Company, 1980 Post Oak Blvd., Suite 610, Houston, Texas 77056, Attn: Wendy Howell, Telephone: (800) 729-1906, Telecopy: (713) 552-1703, Email whowell@stewart.com (the "Title Company" or "Escrow Agent") pursuant to an ALTA Owner's Policy of Title Insurance. The term "Permitted Encumbrances" shall mean the items set forth on Exhibit B to this Agreement and any and all written tenant leases for apartment units at the Property (the "Tenant Leases").

(b)

Title to Personal Property. Title to the Personal Property shall be good and marketable, and free and clear of all liens, security interests and other encumbrances.

(c)

Inability to Convey. If, at Closing, Seller is unable to convey title to the Real Property to Buyer in accordance with the requirements of this Agreement, Buyer shall have the option of: (i) terminating Buyer's obligations under this Agreement and returning the Deposit to Buyer, in which event this Agreement shall be terminated and neither party shall have any obligations hereunder, (ii) proceeding to Closing, or (iii) adjourning Closing for a period of up to thirty (30) days in order to permit Seller the opportunity to correct such defects, encumbrances and other title objections (except for Permitted Encumbrances), and if by such date, Seller has failed to do so, then Buyer shall again have the options set forth in Section 5(c)(i) and (ii) above. If Buyer terminates this Agreement pursuant to this Section 5(c), Seller shall immediately pay the Deposit to Buyer.

6. Delivery of Possession. At the Closing, Seller shall deliver actual physical possession of the Property free of any leases, claims to or rights of possession other than the Tenant Leases.

7. Service Agreements. Attached to this Agreement as Exhibit C are those "Service Agreements" (as such term is hereinafter defined) which Buyer desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Buyer shall be deemed to have assumed all of Seller's obligations under such Terminated Contract as of the Closing Date), (b) if any such Service Agreement cannot by its terms be terminated, it shall be assumed by Buyer and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Buyer shall be solely responsible for the payment of any such cancellation fees or penalties. To the extent that any Service Agreement to be assumed by Buyer (including any Service Agreements that, because of advance notice requirements, will be temporarily assumed by Buyer pending the effective date of termination after the Closing Date) is assignable but requires the applicable vendor to consent to the assignment or assumption of the Service Agreement by Seller to Buyer, then, prior to the Closing, Buyer shall be responsible for obtaining from each applicable vendor a consent to the assignment of the Service Agreement by Seller to Buyer (and the assumption by Buyer of all obligations under such Service Agreement). For purposes of this Agreement, "Service Agreements" shall mean all contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Tenant Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, but only to the extent assignable by their terms or applicable law (including any contracts that are assignable with the consent of the applicable vendor).

8.

Apportionments.

(a)

General. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated through the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period through the Closing Date (and credited for any amounts paid by Seller attributable to the period after the Closing Date, if assumed by Buyer) and Buyer being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period after the Closing Date.

(b)

Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes, and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue through the Closing Date and Buyer shall pay all such expenses that accrue after the Closing Date.

(c)

Utilities. The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of noon on the Closing Date.

(d)

Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated through the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount). The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

(e)

Leases.

(i)

All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-toughs or other sums and charges payable by tenants under the Leases), income and expenses from any portion of the Property shall be prorated through the Closing Date (prorated for any partial month). Buyer shall receive all collected rent and income attributable to dates after the Closing Date. Seller shall receive all collected rent and income attributable to dates through the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (A) non-delinquent rents which have not been collected as of the Closing Date, or (B) delinquent rents existing, if any, as of the Closing Date (the foregoing (A) and (B) referred to herein as the "Uncollected Rents"). In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Buyer shall pay Seller such accrued Uncollected Rents as and when collected by Buyer. Buyer agrees to bill tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant. Buyer agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Buyer's obligation to cooperate with Seller pursuant to this sentence shall not obligate Buyer to terminate any tenant lease with an existing tenant or evict any existing tenant from the Property.

(ii)

At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) tenant deposits, including, but not limited to, security, damage or other refundable deposits or required to be paid by any of the tenants to secure their respective obligations under the leases, together, in all cases, with any interest payable to the tenants thereunder as may be required by their respective tenant lease or state law (the "Tenant Security Deposit Balance"). Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Agreement (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Buyer. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by tenants to Seller, either pursuant to the leases or otherwise.

(iii) With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by tenants under the tenant leases, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Buyer, and Buyer shall receive a credit therefor at Closing. With respect to any payments received by Buyer after the Closing allocable to Seller prior to Closing, Buyer shall promptly pay the same to Seller.

(f)

Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Buyer.

(g)

Post Closing Adjustments. In general, and except as provided in this Agreement or the Closing Documents, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period through the Closing Date and Buyer shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing after the Closing Date. Buyer or Seller may request that Buyer and Seller undertake to re-adjust any item in accordance with the provisions of this Section 8(h).

(h)

Transfer Taxes. Seller shall pay at Closing all recordation and documentary fees, stamps and taxes imposed on the Deed or the financing transaction contemplated by this Agreement.

(i)

Closing Costs/Escrow Charges. Buyer shall pay any premiums or fees with respect to its title insurance policy for the Property (the "Title Policy") in excess of the base premium for the Title Policy, and one-half of the customary closing costs of the Escrow Agent. Seller shall pay the base premium for the Title Policy, and one-half of the customary closing costs of the Escrow Agent.

The provisions of this Section 8 shall survive the Closing.

9.

Representations and Warranties.

(a) Seller, to induce Buyer to enter into this Agreement and to complete Closing, makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date (collectively, the "Seller Representations"):

(i) Other than the Tenant Leases, the Property is not subject to any written lease executed by Seller or, to Seller's knowledge, any other possessory interests of any person.

(ii)

Seller is not a "foreign person" as that term is used and defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(iii)

To Seller's knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property.

(iv)

To Seller's knowledge, Seller has not received any written notice of any material default by Seller under any Service Agreements (but not the Terminated Contracts).

(v)

To Seller's knowledge, on or prior to the Closing Date, Seller shall have delivered or made available to Buyer all the following materials related to the Property within its actual possession and located at the Property (collectively, the "Materials"): plans and specifications, engineering reports, feasibility studies, Tenant Leases, Service Agreements, governmental permits and approvals, surveys and title information.

(vi)

To Seller's knowledge, Seller has not received written notice, which remains outstanding, of any violation of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental authority.

(vii)

To Seller's knowledge, Seller has not received any written notice of any pending or threatened condemnation or eminent domain proceeding ("Taking") in connection with the Property.

(viii)

Except for the requirement to obtain the Consents, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite partnership action, will not conflict with or result in a breach of any of the terms, conditions or provisions of Seller's partnership agreement, and will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Seller is a party or by which Seller is bound or the Property is subject. This Agreement and the documents to be delivered by Seller pursuant to this Agreement each will constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, covenants, and conditions.

As used in this Section 9(a), "Seller's knowledge" means the actual knowledge of the "Property Manager" (as hereinafter defined) of the Property and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon the Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Property Manager any individual personal liability. For purposes of this Agreement, "Property Manager" shall mean Penny McCombs.

(b) Buyer, to induce Seller to enter into this Agreement and to complete Closing, makes the following representations and warranties to Seller as of the date of this Agreement and as of the Closing Date (collectively, the "Buyer Representations"):

(i)

The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite partnership action, and will not conflict with or result in a breach of any of the terms, conditions or provisions of the Buyer, and will not conflict with or result in a breach of Buyer's partnership agreement, any law, regulation or order, or any agreement or instrument to which Buyer is a party or by which Buyer is bound.

(ii)

This Agreement and the documents to be delivered by Buyer pursuant to this Agreement, will each constitute the legal, valid, and binding obligations of Buyer, enforceable in accordance with their respective terms, covenants, and conditions.

10.

Survival.

(a)

Survival of Seller Representations, Warranties and Obligations. The Seller Representations shall remain in effect for a period of six (6) months following the Closing Date. Seller shall have no liability after such 6-month period with respect to the Seller Representations except to the extent that Buyer has requested arbitration against Seller during such 6-month period for breach of any Seller Representations. Under no circumstances shall Seller be liable to Buyer for more than $50,000.00 in any individual instance or in the aggregate for all breaches of Seller Representations, nor shall Buyer be entitled to bring any claim for a breach of Seller's Representations unless the claim for damage (either in the aggregate or as to any individual claim) by Buyer exceeds $5,000.00. In the event that Seller breaches any of the Seller Representations, and Buyer had knowledge of such breach prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery and, with respect to such breach, Seller shall have no liability in connection therewith.

(b)

Survival of Buyer Representations, Warranties and Obligations. All of the Buyer Representations and all of the obligations of Buyer hereunder shall survive Closing and delivery of the Deed for a period of six (6) months following the Closing Date.

11.

Operations Prior to Closing. Between the date of the execution of this Agreement and Closing:

(a)

Repairs, Maintenance, Operations and Management. Seller shall manage, operate, maintain and repair the Property in the same manner as the Property has been managed, operated, maintained and repaired prior to the date of this Agreement.

(b)

Buyer's Access. Seller shall continue to make available to Buyer and Buyer's attorneys, architects, engineers and other representatives, reasonable access to the Property and all records and files relating thereto. Buyer hereby acknowledges that, prior to the date hereof, it and its attorneys, architects, engineers and other representatives, have been afforded access to the Property and to all records and files relating thereto for the purposes of inspections, preparation of plans, taking of measurements, making of surveys, making of appraisals, and generally for the ascertainment of the condition of the Property. Buyer further acknowledges that the Materials have been delivered or made available to Buyer prior to the date hereof.

(c)

AS-IS. Buyer agrees that, except for Seller's Representations, neither Seller nor any agent or representative of Seller has made any representation regarding the Property and Buyer is purchasing the Property "AS-IS, WITH ALL FAULTS." Buyer agrees that Seller shall not be responsible or liable to Buyer for any defects, errors or omissions, or on account of any conditions affecting the Property. Buyer, its successors and assigns, and anyone claiming by, through or under Buyer, hereby fully releases Seller and Seller's Affiliates from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller or Seller's Affiliates with respect to any and all damages, mechanics' liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in-house counsel and appeals) arising from or related to any defects, errors, omissions or other conditions affecting the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Buyer shall not rely thereon and the reliance by Buyer upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller or Seller's Affiliates. Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants. Buyer agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Buyer, nor shall it affect the obligations of Buyer under this Agreement in any manner whatsoever; and Buyer shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Agreement. Buyer hereby releases Seller from any and all claims and liabilities relating to the foregoing matters. The provisions of this Section 11(c) shall survive the Closing and delivery of the Deed to Buyer.

12.

Casualty.

(a)

Major Casualty. If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty ("Casualty") and the cost of repair is more than $250,000.00, Seller shall promptly give written notice ("Casualty Notice") thereof to Buyer. If the Property is the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller given within thirty (30) days after receipt of the Casualty Notice from Seller). If Buyer terminates this Agreement pursuant to this Section, Seller shall forthwith pay the Deposit to Buyer. If Buyer does not terminate this Agreement, (i) any deductibles and the net proceeds of any insurance with respect to the Property paid to Seller between the date of this Agreement and the Closing Date and not used by Seller for repairs to the Property in connection with such Casualty shall be paid to Buyer at the time of Closing, and (ii) all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

(b)

Minor Casualty. If the cost of repair is equal to or less than $250,000.00, then the transaction contemplated by this Agreement shall be closed in accordance with the terms of this Agreement, notwithstanding the Casualty; provided, however, that Seller shall make such repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before Closing. If Seller is unable to effect such repairs, then at Closing, Buyer shall be paid (i) any deductibles and the net proceeds of any insurance with respect to the Property paid to Seller between the date of this Agreement and the Closing Date and not used by Seller for repairs to the Property in connection with such Casualty shall be paid to Buyer at the time of Closing, and (ii) all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

13.

 Eminent Domain. If at any time prior to the Closing Date, a Taking affects all or any part of the Property, if any proceeding for a Taking is commenced, or if written notice of the contemplated commencement of a Taking is given, Seller shall promptly give written notice ("Taking Notice") thereof to Buyer. Buyer shall have the right, at its sole option, of terminating this Agreement by written notice to Seller within thirty (30) days after receipt by Buyer of the Taking Notice. If Buyer terminates this Agreement pursuant to this Section, Seller shall forthwith pay the Deposit to Buyer. If Buyer does not terminate this Agreement, the Purchase Price shall be reduced by the total amount of any awards or damages received by Seller and Seller shall, at Closing, be deemed to have assigned to Buyer all of Seller's right, title and interest in and to any awards or damages to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of the Property or any portion thereof.

14.

Conditions of Buyer's Obligations.

(a) Conditions. The obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions (any one of which may be waived in whole or in part in writing by Buyer at or prior to Closing):

(i)

at the time of Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of the Closing Date in all respects as though such representations and warranties were made both at and as of the date of this Agreement and at and as of the Closing Date; provided, however, that for purposes only of satisfying this condition contained in this Section, any representation or warranty stated to be "to the Seller's knowledge" shall be read without reference to any such qualification; and

(ii)

at the time of Closing, Seller shall have performed all covenants, agreements and conditions required by this Agreement to be performed by Seller prior to or as of the Closing Date.

(b) Failure of Condition. If any of the conditions set forth in Sections 14(a)(i) or (ii) are not satisfied as of the Closing Date, Buyer shall have the right, at Buyer's sole option (by written notice to Seller) to (i) terminate Buyer's obligations under this Agreement and recover the Deposit, (ii) complete Closing notwithstanding the unsatisfied condition, or (iii) adjourn the Closing to a date not later than thirty (30) days after the scheduled Closing Date, during which period Seller shall use its reasonable efforts to satisfy any unsatisfied conditions within Seller's reasonable power to satisfy.

(c)

Inspection Contingency.

(i)

Buyer shall during the period (the "Inspection Period") from the date Buyer receives from Seller a fully executed counterpart of this Agreement to the date occurring one hundred (100) days thereafter, have the opportunity to examine the Property, the Permitted Encumbrances, the Tenant Leases and any items to be delivered by Seller to Buyer pursuant to the terms hereof, to make environmental surveys and to perform such other environmental tests and investigations as Buyer may desire, and to conduct such other surveys, tests, investigations and inspections as Buyer, in its discretion, may elect,

(ii)    Seller will cooperate with Buyer and Buyer's agents in Buyer's investigations.

(iii)

Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller not later than five (5) days after the end of the Inspection Period, and, thereafter, Seller shall forthwith return the Deposit to Buyer.

(d)

Tax Credit Contingency.

(i)

Buyer shall, during the period (the "Tax Credit Contingency Period") from the date Buyer receives from Seller a fully executed counterpart of this Agreement to December 24, 2006, pursue the obtaining of a "credit reservation letter" from the Texas Department of Housing and Community Affairs, stating that the acquisition and rehabilitation of the Property qualifies for annual low income housing tax credits under Section 42 of the Internal Revenue Code (the "Tax Credit Letter").

(ii)

Seller will cooperate with Buyer and Buyer's agents in obtaining the Tax Credit Letter and the state and federal historic tax credits.

(iii)

Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller not later than five (5) days after the end of the Tax Credit Contingency Period if Buyer shall not have received the Tax Credit Letter during the Tax Credit Contingency Period.

(e)

Partnership Approval Contingency.

(i)

If required by the partnership agreement of Seller or by law, Seller shall, during the period (the "Partnership Approval Contingency Period") commencing on the date on which Buyer receives from Seller a fully executed counterpart of this Agreement and ending on December 30, 2006, use reasonable efforts to pursue obtaining the approval of the transactions described in this Agreement from the necessary partners of Seller (other than the general partner of Seller or any of its affiliates) (the "Partnership Approval" and, together with theTax Credit Letter, the "Consents").

(ii)

Each of Buyer and Seller shall have the right to terminate this Agreement by giving written notice of termination to the other party not later than five (5) days after the end of the Partnership Approval Contingency Period if the Partnership Approval shall not have been received during the Partnership Approval Contingency Period, and, thereafter, Seller shall forthwith return the Deposit to Buyer.

15.

Items to be Delivered at Closing.

(a)

By Seller. At Closing, Seller shall deliver to Buyer the following:

(i)

Deed. A deed transferring Seller's interest in the Real Property described on Exhibit A to Buyer, in form and substance customary for transactions similar to the transaction contemplated hereby for comparable property in the city, state and county in which the Property is located, duly executed and acknowledged by Seller and, if required in Bexar County, Texas, Buyer, and in proper form for recording (the "Deed"). If Buyer causes a survey of the Real Property to be made prior to Closing, then, at Buyer's option (and with Seller's reasonable approval) the description of the Real Property conveyed by the Deed shall be based upon such survey's legal description.

(ii)

Bill of Sale. A bill of sale, in customary form and substance and reasonably satisfactory to Buyer and Seller, duly executed and acknowledged by Seller (the "Bill of Sale").

(iii)

Certificates, Etc. An assignment, duly executed and acknowledged by Seller, of (and to the extent in Seller's actual possession, delivery to Buyer of originals or copies of): all existing and assignable permanent certificates of occupancy and all other existing and assignable licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Property; all existing plans and specifications for the Property; all assignable guarantees, bonds and warranties with respect to the Property (together with original counterparts of such instruments); and all keys to the Property.

(iv)

Assignment and Assumption of Tenant Leases. An assignment and assumption agreement (the "Assignment and Assumption of Tenant Leases") assigning the Tenant Leases to Buyer, in form and substance acceptable to Buyer and Seller.

(v)

Assignment and Assumption of Service Agreements. An assignment and assumption agreement (the "Assignment and Assumption of Service Agreements") assigning to Buyer the Service Agreements which Buyer has agreed to assume pursuant to Section 7 of this Agreement, including any contract for improvements and repairs at the Property entered into by Seller for the benefit of Buyer pursuant to Section 11(a) hereof.

(vi)

Resolutions; Title Company Affidavit. Such resolutions and certificates as Buyer or the Title Company shall reasonably require to evidence the due authorization and execution of this Agreement and the documents to be delivered pursuant hereto; and a reasonable and customary owner's title affidavit required by the Title Company to permit it to issue to Buyer the Owner's Policy of Title Insurance required pursuant to Section 5(a). Seller shall also deliver a certification that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(vii) Termination letters to vendors under the Terminated Contracts.

(viii)   Other Documents. Any other document required to be delivered by Seller pursuant to this Agreement.

(b)

By Buyer. At Closing, Buyer shall deliver to Seller the following:

(i)

Purchase Price. The portion of the Purchase Price payable pursuant to Section 2(b).

(ii)

Assignment and Assumption of Tenant Leases. A signed counterpart to the Assignment and Assumption of Tenant Leases.

(iii)

Assignment and Assumption of Service Agreements. A signed counterpart to the Assignment and Assumption of Service Agreements.

(iv)

Deed. A signed counterpart of the Deed, if required in Bexar County, Texas.

(v)

Other Documents. Any other document required to be delivered by Buyer pursuant to any other provisions of this Agreement or reasonably and customarily required by the Title Company.

16.

 Brokerage. Each of Buyer and Seller (the "Representing and Warranting Party") represents and warrants to the other party hereto that the Representing and Warranting Party has dealt with no broker, finder or other intermediary in connection with this sale. Each Representing and Warranting Party agrees to indemnify, defend and hold the other party hereto harmless from and against all claims, demands, causes of action, loss, damages, liabilities, costs and expenses (including without limitation attorneys' fees and court costs) arising from any claims for commissions made by any broker, finder or other intermediary claiming to have dealt with the Representing and Warranting Party.

17.

 Assignability. Buyer shall have the absolute right to assign this Agreement and its rights hereunder, including, without limitation, San Jose Preservation, L.P., a to be formed Texas limited partnership, and any assignee of Buyer shall be entitled to exercise all of the rights and powers of Buyer hereunder.

18.

 Notices. All notices, demands, requests or other communications from each party to the other required or permitted under the term of this Agreement shall be in writing and, unless and until otherwise specified in a written notice by the party to whom notice is intended to be given, shall be sent to the parties at the following respective addresses:

if intended for Seller:

San Jose Limited Partnership

c/o AIMCO

4582 South Ulster Street, Suite 1100 Denver, Colorado 80237

Attention: Michael Hornbrook, Esq. Ph: 303/691-4303

Fax: 303/300-3260

email: michael.hornbrook@aimco.com

with a copy to:

San Jose Limited Partnership

c/o AIMCO

4582 South Ulster Street, Suite 1100 Denver, Colorado 80237

Attention: John Spiegleman, Esq. Ph: 303/691-4303

Fax: 303/300-3260

email: john.spiegleman@aimco.com

if intended for Buyer:

AIMCO Equity Services, Inc.

c/o AIMCO

4582 South Ulster Street, Suite 1100 Denver, Colorado 80237

Attention: Michael Hornbrook, Esq. Ph: 303/691-4303

Fax: 303/300-3260

e-mail: michael.hornbrook@aimco.com

AIMCO Equity Services, Inc.

c/o AIMCO

4582 South Ulster Street, Suite 1100 Denver, Colorado 80237

Attention: John Spiegleman, Esq. Ph: 303/691-4303

Fax: 303/300-3260

email: john.spiegleman@aimco.com

Each such notice, demand, request or other communication shall be given (i) personally, (ii) by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, (iii) by a nationally recognized overnight courier service for next business day delivery, or (iv) via facsimile or email transmission to the facsimile number or email address (as the case may be) listed above, provided, however, that if such communication is given via facsimile or email transmission, an original counterpart of such communication shall concurrently be sent in either the manner specified in clause (i) or (iii) above. Each such notice, demand, request or other communication shall be deemed to have been given upon actual receipt or refusal by the addressee.

19. Disclosure. Seller and Buyer hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit D hereto. The provisions of this Section 19 shall survive the Closing and delivery of the Deed to Buyer.

(a) Consent Agreement. Using reasonable and customary efforts, Seller shall (i) perform any testing (the "Testing") required at the Property with respect to lead-based paint in accordance with the requirements of the Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency, the United States Department of Housing and Urban Development, and Apartment Investment and Management Company ("AIMCO"), and (ii) if required under the Consent Agreement, as determined by Seller and its counsel in their sole and absolute discretion, remediate or abate (the "Remediation") any lead-based paint condition at the Property prior to the Closing using reasonable and customary efforts. In the event that Seller does not complete such Testing or Remediation, if any is required under the Consent Agreement, prior to the Closing, Seller shall initiate, continue or complete such Testing or Remediation, if any is required under the Consent Agreement, promptly after Closing. Buyer shall provide Seller with full and unimpeded access to the Property, including, without limitation, access to all units located thereon, for the purposes of completing such Testing or Remediation, if any is required under the Consent Agreement, and Buyer shall fully cooperate with Seller regarding and allow Seller to perform such Testing or Remediation, if any is required under the Consent Agreement, as determined by Seller and its counsel in their sole and absolute discretion, including, without limitation, allowing any alterations to the Property, to comply with the Consent Agreement, until such time as such Testing or Remediation, if any is required under the Consent Agreement, has been completed. Seller shall provide 24 hours' notice to Buyer in the event that access to a unit is required to perform such Testing or Remediation, if any is required under the Consent Agreement; provided, however, Seller's obligations hereunder after Closing shall be contingent on Buyer's compliance herewith, and Seller shall be relieved of all liability and obligations regarding such Testing or Remediation or otherwise under the Consent Agreement, if any is required under the Consent Agreement, as a result of any failure by Buyer to comply with this Section 19(a). Buyer acknowledges and agrees that (1) after Closing, the Buyer and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto; (2) after Closing, Buyer agrees to undertake the obligations required by the Consent Agreement; (3) that Seller will need necessary access to the Property to comply with the requirements of the Consent Agreement; (4) that Buyer will provide such access to the Property after Closing so that Seller can comply with the requirements of the Consent Agreement; and (5) that Buyer shall not be deemed to be a third party beneficiary to the Consent Agreement. By execution hereof, Buyer further acknowledges receipt of notice in writing of the existence of the Consent Agreement and receipt of a copy thereof. The provisions of this Section 19(a) shall survive the termination of this Agreement, and if not so terminated, the Closing and delivery of the Deed to Buyer.

20.

 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration. The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located. The parties shall attempt to designate one arbitrator from the American Arbitration Association. If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys' fees (including those of in-house counsel) and costs to the substantially prevailing party and charge the cost of arbitration to the party which is not the substantially prevailing parry. Notwithstanding anything herein to the contrary this Section shall not prevent Buyer or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with this Section.

21.

Miscellaneous.

(a)

Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

(b)

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

(c)

Entire Agreement; Governing Law. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties. The laws of the State in which the Property is located shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein except for the conflict of laws provisions thereof. Subject to Section 20, all claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

(d)

Provisions Separable. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

(e)

Use of Terms. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(f)

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(g)

Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

(h)

No Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

(i)

Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

(j)

Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays (unless "business days" is specified, in which case Saturdays, Sundays and holidays shall not be counted); provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term "holiday" shall mean a day other than a Saturday or Sunday on which national banks in the State in which the Property is located are or may elect to be closed.

(k)

Recording of Agreement. Neither Seller nor Buyer shall cause or permit this Agreement to be filed of record in any office or place of public record and, if Buyer or Seller shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to the Real Property.

(1) No Personal Liability of Officers, Trustees or Directors of Seller's Partners. Buyer acknowledges that this Agreement is entered into by Seller which is a Texas limited partnership, and Buyer agrees that none of Seller's Affiliates shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, intending to be legally bound, The parties have executed this Agreement as a sealed instrument as of the day and year first above written.

SELLER:

San Jose Limited Partnership, a-Texas limited partnership

By: The National Housing Partnership,

a District of Columbia limited partnership, its general partner

By:                            National Corporation for Housing Partnerships, a District of Columbia corporation, its general partner

BY:    /s/Michael Hornbrook

           Michael Hornbrook

         Senior Vice President

BUYER:

AIMCO Equity Services, Inc., a

Virginia corporation

BY:    /s/Michael Hornbrook

          Michael Hornbrook

         Senior Vice President